[Thelen Reid & Priest Letterhead]


                                                               Exhibit 5(b)





                                             July 21, 1998





          The Montana Power Company
          40 East Broadway
          Butte, Montana  59701


          Dear Sirs:


                    With respect to the Registration Statement to be filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Act"), on or about the date hereof, contemplating the sale by The Montana Power Company of 2,000,000 additional shares of its Common Stock ("Stock") and Preferred Share Purchase Rights ("Rights") pursuant to the Company's 1998 Long-Term Incentive Plan, we are of the opinion that:


                    1. The Company is a corporation duly organized and validly existing under the laws of the State of Montana.

                    2. All action necessary to make any authorized but unissued shares of the Stock which may be purchased from the Company pursuant to the Plan legally issued, fully paid and nonassessable and the Rights appurtenant to the Stock legally issued will have been taken when:


                         (a) the Registration Statement shall have become effective;

                         (b) the issuance and sale of the Stock shall have been authorized by an appropriate order or orders of the Public Service Commission of Montana;

                         (c)  the   Stock  shall   have  been   issued  and
                    delivered for the consideration contemplated in the Registration Statement;

                         (d) the Company's Board of Directors or a duly authorized committee thereof shall have taken appropriate action with respect to the issuance and sale of the Stock, and

                         (e) the Rights appurtenant to the Stock shall have been issued in accordance with the terms of the Rights Agreement, dated as of June 6, 1989, between The Montana Power Company and First Chicago Trust Company of New York, as Rights Agent.


                    We are members of the Bar of the State of New York and do not hold ourselves out as experts on the laws of any other state. In giving this opinion, we have relied as to matters of Montana law upon the opinion addressed to you, of even date herewith, of Michael E. Zimmerman, Esq., Vice President and General Counsel of the Company and a member of the Bar of the State of Montana.

                    We hereby consent to the use of this opinion as an exhibit to the Registration Statement, and the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we belong to the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated by the SEC thereunder.


                                             Very truly yours,

                                             /s/ Thelen Reid & Priest LLP

                                             THELEN REID & PRIEST LLP